Exhibit 5.1

                                                                                        May 24, 2007

Advanced Magnetics, Inc.
125 CambridgePark Drive, 6th Floor
Cambridge, MA 02140

This opinion is furnished to you in connection with the registration statement on Form S-3 (File No. 333-143014) (the “Registration Statement”) filed by Advanced Magnetics, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), the base prospectus dated May 16, 2007 (the “Base Prospectus”) and the prospectus supplement dated May 22, 2007 and filed by the Company with the Commission on May 24, 2007 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by the Company of up to 2,875,000 shares (the “Shares”) of the Company’s common stock, $.01 par value per share (including up to 375,000 Shares as to which the underwriters in the Offering (as defined below) have been granted an option to cover over-allotments), covered by the Registration Statement. The Shares are to be issued in an underwritten public offering (the “Offering”) pursuant to the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares. We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company’s officers all questions of fact that we have deemed necessary or appropriate. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, which facts we have not independently verified. We express no opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, and we express no opinion as to state securities or blue sky laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K, relating to the issuance of the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP